Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Chipotle Mexican Grill, Inc. for the registration of 1,161,232 shares of its common stock and to the incorporation by reference therein of our reports dated February 4, 2020, with respect to the consolidated financial statements of Chipotle Mexican Grill, Inc. and the effectiveness of internal control over financial reporting of Chipotle Mexican Grill, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

March 6, 2020